Exhibit 99.1

CONTACT:	FOR IMMEDIATE RELEASE

Stephen D. Axelrod, CFA
Mitchell Cohen, CFO	Alisa D. Steinberg (Media)
Asta Funding, Inc.	Wolfe Axelrod Weinberger Assoc. LLC
(201) 567-5648	(212) 370-4500; (212) 370-4505 (Fax)
steve@wolfeaxelrod.com
alisa@wolfeaxelrod.com
ASTA FUNDING ANNOUNCES FOURTH QUARTER
AND FISCAL YEAR FINANCIAL RESULTS
ENGLEWOOD CLIFFS, N.J., December 21, 2007 — Asta Funding, Inc., (Nasdaq: ASFI — News), a consumer receivable asset management and liquidation company, today reported results for the fourth quarter and fiscal year ended September 30, 2007.
Total revenue for the fourth quarter ended September 30, 2007 was $43.1 million, a 41.3% increase compared to total revenue of $30.5 million for the fourth quarter ended September 30, 2006. Finance income for the fourth quarter ended September 30, 2007, was $42.2 million, an increase of 41.6% compared to finance income of $29.8 million for the year ended September 30, 2006.
Total revenue for the year ended September 30, 2007 was $140.8 million, a 38.0% increase compared to total revenue of $102.0 million for the year ended September 30, 2006. Finance income for the year ended September 30, 2007, was $138.4 million, an increase of 37.0% compared to finance income of $101.0 million for the year ended September 30, 2006.
Net income for the fourth quarter ended September 30, 2007, decreased 3.7% to $13.1 million or $0.88 per diluted share, from $13.6 million or $0.93 per diluted share, in the same prior year period. Net income for the year ended September 30, 2007, rose 14.2% to $52.3 million or $3.56 per diluted share, from $45.8 million, or $3.13 per diluted share, in the same prior year period.
The company recorded impairments in the fourth quarter of 2007 of $6.7 million as compared with $1.4 million of impairments in the fourth quarter of 2006. Impairments for the year ended 2007 were $9.1 million as compared to net impairments of $2.2 million for the year ended 2006.
For fiscal 2007, the Company acquired portfolios for approximately $10.9 billion in face value receivables, at a purchase price of $440.9 million, more than double that of fiscal 2006, which amounted to $5.2 billion in face value receivables. For the fourth quarter of fiscal 2007, the Company acquired portfolios for approximately $644.8 million in face value receivables, at a purchase price of approximately $38.6 million.
Fiscal 2007 included $227.6 million in net cash collections from consumer receivables acquired for liquidation, up 42.8% from $159.4 million a year ago. Net cash collections represented by account sales of consumer receivables acquired for liquidation were $54.2 million, slightly lower from $55.0 million for the year ended

September 30, 2006. Collections represented by account sales as a percentage of total collections were 19.2% for fiscal 2007, down from 25.7% in the prior year.
Subsequent to September 30, 2007, the Company purchased portfolios of consumer receivables with a face value of $1.02 billion at cost purchase price of $35.9 million, including one of which included a portfolio from a major financial institution located in a South American country for a purchase price of approximately $8 million.
Stockholders’ equity continues to improve, with the tangible book value rising 26.8% to $16.81 per share at the end of the fiscal year, up from a tangible book value of $13.26 per share the same time last year. Return on average stockholders’ equity for fiscal 2007 was approximately 25.0%.
Based in Englewood Cliffs, NJ, Asta Funding, Inc., is a leading consumer receivable asset management company that specializes in the purchase, management and liquidation of performing and non-performing consumer receivables. For additional information, please visit our website at http://www.astafunding.com.
Except for historical information contained herein, the matters set forth in this news release, including any statement about the first quarter of fiscal 2008, are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995.) Although Asta Funding, Inc. believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding, Inc.’s expectations. Factors that could contribute to such differences include those identified in Asta Funding, Inc.’s Form 10-K for the fiscal year ended September 30, 2006, Form 10-Q for the quarter ended June 30, 2007, and those described from time to time in Asta Funding, Inc.’s other filings with the Securities and Exchange Commission, news releases and other communications, including that Asta may not be able to purchase consumer receivable portfolios at favorable prices or on sufficiently favorable terms or at all. Asta Funding, Inc.’s reports with the Securities and Exchange Commission are available free of charge through its website at http://www.astafunding.com.
- Financial Tables to Follow -

Asta Funding, Inc.
Consolidated Statements of Operations Data

	Three Months Ended		Year Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues:
Finance income	$42,217,000	$29,845,000	$138,356,000	$101,024,000
Other income	1,679,000	69,000	2,181,000	405,000
Equity in earnings of venture	(800,000)	550,000	225,000	550,000

	43,096,000	30,464,000	140,762,000	101,979,000

General and administrative expenses	8,062,000	4,776,000	25,450,000	18,268,000

Interest expense	6,297,000	1,427,000	18,246,000	4,641,000

Impairments	6,685,000	1,570,000	9,097,000	2,245,000

	21,044,000	7,773,000	52,793,000	25,154,000

Income before provision for income taxes	22,052,000	22,691,000	87,969,000	76,825,000

Provision for income taxes	8,972,000	9,121,000	35,703,000	31,060,000

Net income	$13,080,000	$13,570,000	$52,266,000	$45,765,000

Basic net income per share	$0.94	$0.99	$3.79	$3.36

Diluted net income per share	$0.88	$0.93	$3.56	$3.13

Weighted average shares:
Basic	13,907,554	13,628,776	13,807,838	13,637,406
Diluted	14,819,926	14,639,432	14,691,861	14,615,148

Asta Funding, Inc. and subsidiaries
Consolidated Balance Sheet Data

	September 30,
	2007	2006
ASSETS
Cash and cash equivalents	$4,525,000	$7,826,000
Restricted cash	5,694,000	—
Consumer receivables acquired for liquidation (at net realizable value)	545,623,000	257,275,000
Due from third party collection agencies and attorneys	4,909,000	3,062,000
Investment in venture	2,040,000	5,965,000
Furniture and equipment (net of accumulated depreciation of $2,048,000 in 2007 and $1,769,000 in 2006)	793,000	1,101,000
Deferred income taxes	12,349,000	7,577,000
Other assets	4,323,000	5,034,000

	$580,256,000	$287,840,000

LIABILITIES
Advances under lines of credit	$326,466,000	$82,811,000
Other liabilities	7,537,000	4,338,000
Dividends payable	557,000	6,052,000
Income taxes payable	8,161,000	10,377,000

Total liabilities	342,721,000	103,578,000

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; authorized 5,000,000; Issued — none
Common stock, $.01 par value, authorized 30,000,000 shares, issued and outstanding 13,918,158 shares in 2007 and 13,755,157 in 2006	139,000	138,000
Additional paid-in capital	65,030,000	61,803,000
Retained earnings	172,366,000	122,321,000

Total stockholders’ equity	237,535,000	184,262,000

	$580,256,000	$287,840,000